Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS   RELEASE

ZAZA ENERGY REPORTS 2014 SECOND QUARTER AND SIX MONTH

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON, TX (August 13, 2014) — ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for its second quarter and for the six months ended June 30, 2014.

Highlights for Second Quarter 2014

•                  Total production of 63,477 BOE, an increase of 110% over the period a year ago

•                  Substantial ~50% G&A reduction accomplished compared to the same 2013 period

•                  Total debt decreased by 7.1 percent to $90.6 million compared to the same period a year ago

•                  Operating costs and expenses decreased to $10.5 million, versus $107.1 million in the comparable 2013 quarter

•                  Net loss of $0.09 per share, compared with net loss of $0.57 per share in the same quarter a year ago

Results of Operations

Our company-wide production has averaged 698 BOE/D over the quarter ended June 30, 2014, with a peak of 958 BOE/D.  Total production volumes have increased 110% compared to the same quarter in 2013.  The following table presents our production, average prices obtained for our production and average production cost for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Production Volumes
Crude oil (Bbls)
South Texas	5,000	18,694	7,298	42,530
East Texas	22,753	1,430	42,406	1,430
Total	27,753	20,124	49,704	43,960
Natural gas (Mcf)
South Texas	53,633	37,712	102,628	74,833
East Texas	64,520	2,085	168,813	2,085
Total	118,153	39,797	271,441	76,918
Natural gas liquids (Bbls)
South Texas	4,603	3,547	5,471	7,888
East Texas	11,429	—	21,016	—
Total	16,032	3,547	26,487	7,888
Equivalents (BOE)
South Texas	18,542	28,526	29,873	62,889
East Texas	44,935	1,778	91,558	1,778
Total	63,477	30,304	121,431	64,667

Oil Average Sales Price ($/Bbl)
South Texas	$95.78	$103.91	$95.28	$105.66
East Texas	$101.84	$103.42	$99.41	$103.42
Total	$100.75	$103.87	$98.80	$105.58

Natural Gas Average Sales Price ($/Mcf)
South Texas	$4.29	$4.11	$4.01	$3.53
East Texas	$3.91	$3.71	$4.29	$3.71
Total	$4.08	$4.09	$4.18	$3.53

Natural Gas Liquids Average Sales Price ($/Bbl)
South Texas	$30.68	$31.89	$31.76	$31.79
East Texas	$27.87	$—	$25.91	$—
Total	$28.68	$31.89	$27.12	$31.79

Average Production Costs ($/BOE)
South Texas	$4.35	$17.20	$8.11	$14.41
East Texas	$1.74	$8.86	$10.21	$18.26
Total	$2.50	$16.71	$9.69	$14.52

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM

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Principal Acreage Holdings

•                  ~144,000 net East Texas JV acres, with ~36,000 acres net to ZaZa (upon completion of previously elected JV assignments)

•                  ~10,000 net acres in East Texas owned 100% by ZaZa

2014 Second Quarter Results

For the quarter ended June 30, 2014, the Company reported total revenues of $3.7 million, as compared to $2.4 million for the comparable 2013 period.  Operating costs and expenses for the second quarter ended June 30, 2014 were $10.5 million as compared to $107.1 million in the same 2013 period.  This significant decrease includes an impairment of oil and gas properties of $93.1 million previously recorded last year in the comparable 2013 quarter.  Excluding this impact, operating costs and expenses for the 2014 second quarter were $9.0 million as compared to $14.0 million for the 2013 second quarter, a decrease of 35.7%.  This decline included a $5.7 million reduction in general and administrative expenses and a $0.3 million decline in lease operating expenses, offset by a $1.1 million increase in depreciation, depletion, amortization and accretion.  The Company achieved these reductions despite incurring a one-time $2.8 million severance expense in the 2014 second quarter.

The Company reported an operating loss of $6.7 million for the three months ended June 30, 2014 as compared to an operating loss of $104.8 million for the three months ended June 30, 2013. Net loss from continuing operations was $9.2 million and $58.7 million for the three months ended June 30, 2014 and June 30, 2013, respectively.  During the 2014 second quarter, the Company recorded an income tax benefit of $5.3 million as compared to $36.2 million for the comparable 2013 period.  As a

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result, ZaZa reported a net loss of $9.2 million as compared to a net loss of $58.1 million, or a loss per basic and diluted share of $0.09 and $0.57 for the three months ended June 30, 2014 and June 30, 2013, respectively.

2014 Six Month Results

For the six months ended June 30, 2014, the Company reported total revenues of $6.8 million, an increase of 31% as compared to $5.2 million reported for the comparable 2013 period.  Operating costs and expenses for the six months ended June 30, 2014 were $16.9 million as compared to $115.8 million in the comparable 2013 period.  The decline in operating costs and expenses is primarily related to a $90 million reduction in impairment on oil and gas properties.  This was partially offset by a $1.4 million increase in depreciation, depletion, amortization, and accretion when comparing the 2014 and 2013 six months periods.  The period ended June 30, 2014 also includes a $4.1 million gain related to an asset divestiture.  In April 2013, the Company initiated a cost reduction plan with a goal to reduce G&A expense by 35%.  The Company has exceeded this goal by achieving an approximate 50% adjusted G&A reduction. On an adjusted basis, G&A for the second quarter was approximately $3.7 million, a decrease of $3.4 million. The difference between adjusted G&A of $3.7 million and reported GAAP G&A of $6.8 million is that adjusted G&A excludes certain benefits and charges including a legal settlement benefit of $0.8 million, severance costs of $2.8 million and stock-based compensation of $1.1 million. Adjusted G&A is a Non-GAAP financial measure.  See below for a reconciliation of Adjusted G&A to GAAP G&A.

The Company reported an operating loss of $10.1 million for the six months ended June 30, 2014 as compared to an operating loss of $110.6 million for the six months ended June 30, 2013. For the six months ended June 30, 2014, the Company recorded an income tax benefit of $6.5 million as compared to $40.8 million for the comparable 2013 period. ZaZa reported a net loss of $10.6 million as compared to a net loss of $61.0 million, or a loss per basic and diluted share of $0.10 and $0.59 for the six months ended June 30, 2014 and June 30, 2013, respectively.

Liquidity Update

As of June 30, 2014, ZaZa had $6.3 million in unrestricted cash as compared to $15.2 million as of December 31, 2013.  On July 21, 2014, ZaZa entered into a $7.5 million capital markets transaction to help fund future growth.  The transaction includes two phases, the first of which is for $4.6 million in net proceeds in exchange for ZaZa common stock at a price of $0.83 per share.  This money has been received by the Company.  The transaction also included 0.6 warrants for every share of ZaZa common stock with a strike price of $1.1205 per share, a 35% premium to the July 17, 2014 closing price.  The second phase for $2.5 million gross is expected to close on or before October 20, 2014, and also includes 0.6 warrants for every share of ZaZa common stock.

Total debt as of June 30, 2014 was $90.6 million, of which $13.9 million is classified as current, as compared to total debt of $98.4 million as of December 31, 2013, of which $10.2 million was considered current.  As of June 30, 2014, the Company’s debt consisted of $13.9 million related to its Senior Secured Notes, net of discount, $29.4 million related to its Convertible Senior Notes, net of discount, and $47.3 million related to the Subordinated Notes.

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Non-GAAP Financial Measures and Reconciliations

In an effort to provide investors with additional information regarding our results as determined by GAAP, we disclose certain non-GAAP financial measures in our quarterly earnings press releases and other public disclosures. The primary non-GAAP financial measure we focus on is adjusted general and administrative expenses. This financial measure excludes the impact of certain expenses and benefits and therefore has not been calculated in accordance with GAAP. A reconciliation of this non-GAAP financial measure to its most comparable GAAP financial measure is included below.

We use this non-GAAP financial measure internally to evaluate and manage the Company’s operations because we believe it provides useful supplemental information regarding the Company’s on-going economic performance which may not be comparable to similar measures used by other companies. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following table sets forth the reconciliation of this non-GAAP financial measure to its most comparable GAAP financial measures (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Reconciliation of adjusted general and administrative expenses:
GAAP general and administrative expenses	$6,823	$12,554	$12,986	$19,412
Excluded (benefit) expenses:
Legal settlement benefit	(775)	—	(1,019)	(325)
Severance expenses	2,817	3,866	2,817	3,903
Stock-based compensation and non-cash bonuses	1,100	3,013	2,163	3,098
Adjusted general and administrative expenses	$3,681	$5,675	$9,025	$12,736

Reverse Stock Split

ZaZa also will implement a reverse stock split of its common stock pursuant to which each 10 shares of common stock will be converted into one share of common stock, effective as of the close of business on Monday, August 18, 2014 (the “Effective Date”).  Shares of the Company’s common stock will begin to trade on a split-adjusted basis at the opening of trading on August 19, 2014. After the reverse stock split, the company’s common stock will continue to trade under the symbol “ZAZA” and will have a new CUSIP number.

The reverse stock split enables the Company to regain compliance with the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market.  As a result of the reverse stock split, and immediately upon the Effective Date, each ten shares of the Company’s issued and outstanding common stock will automatically be converted into one share of common stock without any change to the par value per share.  Each stockholder’s percentage ownership interest and total dollar value investment and proportionate voting power remains unchanged by the reverse stock split.

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Conference Call and Webcast

ZaZa Energy Corporation (NASDAQ: ZAZA) will be hosting a conference call and webcast to discuss its financial and operating results on Thursday, August 14, 2014, at 10 a.m. EDT.  Interested parties can listen to the call by dialing toll-free at +1 866-318-8615 and entering pass code 73523898 (International number: +1 617-399-5134).  Interested parties can also listen to the webcast by visiting the ZaZa Energy Corporation website at www.zazaenergy.com.  For those who will be unable to join, a webcast and teleconference replay will be available approximately one hour after the completion of the call (toll-free: +1 888-286-8010 / International: +1 617-801-6888 / pass code: 99899549).  The live webcast and replay link can be found in the “Investor Relations” section of the ZaZa Energy Corporation website at http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-IRHome.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm as of December 31, 2013 has expressed doubt about our ability to continue as a going concern; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids;  our substantial level of indebtedness; problems with our joint ventures or joint venture partners; our ability to raise necessary capital in the future;  exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves; our ability to replace oil and gas reserves and any other factors or risks listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Source: ZaZa Energy Corporation

Paul F. Jansen, 713-595-1900

Chief Financial Officer

or

Jay Morakis, 212-266-0191
Investor Relations
jay.morakis@zazaenergy.com